EXHIBIT 11


         Computation of Weighed Average Number of Shares of Common Stock


                                                          Year Ended December
                                                        ------------------------
                                                         1994     1995     1996
                                                        ------   ------   ------
Shares outstanding at beginning of period ...........    9,027    9,057   11,000
Weighted average shares issued ......................        5    1,460    3,045
Incremental shares of common stock outstanding
   giving effect to stock options and warrant .......      592    1,096      451
                                                        ------   ------   ------

Weighted average shares for earnings per share ......    9,624   11,613   14,496
                                                        ======   ======   ======
